Exhibit 99.1

Châtillon, France, June 29, 2026

DBV Technologies Provides BLA Submission Update for the VIASKIN® Peanut Patch in Children Aged 4 through 7 Years; Working Collaboratively with FDA to Optimize Review Process in Preparation for Filing

•	DBV has been engaged in extensive discussions with the FDA in preparation of its BLA for the VIASKIN® Peanut Patch in children aged four through seven years

•	The objective of the detailed, iterative engagement was to ensure a complete, efficient, and timely FDA review of the BLA, once submitted

•	The Agency has not requested additional data

•	DBV will take additional time to incorporate the FDA feedback and anticipates submitting the BLA in the third quarter of 2026

•	DBV will host a conference call today, June 29, at 5:00pm ET

DBV Technologies (Euronext: DBV – ISIN: FR0010417345 – Nasdaq Stock Market: DBVT), a late-stage biopharmaceutical company, today provided an update on the Biologics License Application (BLA) submission seeking marketing approval of the VIASKIN® Peanut Patch in children aged four through seven years.

Over recent weeks, DBV has had ongoing detailed and iterative engagement with the U.S. Food and Drug Administration (FDA) with the objective of ensuring a complete, efficient, and timely review of the Company’s upcoming BLA for children aged four through seven years.

DBV and the FDA have collaborated through meetings, information exchanges, and filings for the VIASKIN® Peanut Patch Investigational New Drug Application (IND). Through this process and based on its review, DBV received valuable, actionable input from the FDA, specific to the organization, mapping, and formatting of existing data sets for the CMC and biostatistical elements of the BLA. The FDA has not requested additional data.

The Company will take the required time to incorporate that feedback and now anticipates filing of the BLA to occur in the third quarter of 2026.

“The VIASKIN® Peanut Patch is a novel and complex product with no regulatory precedent. As such, our recent dialog with the FDA has been especially productive to enhance our BLA submission,” said Daniel Tassé, Chief Executive Officer of DBV Technologies. “Our extensive and detailed conversations with the FDA are the kind of discussions a sponsor would anticipate following submission of a BLA, so we are grateful for the Agency’s collaboration and constructive engagement prior to filing.”

Conference Call & Webcast

DBV management will host an investor conference call and webcast today, June 29th at 5:00pm ET, to discuss this update. This call is accessible via the below teleconferencing numbers and requesting the DBV Technologies call.

United States: +1-877-344-8082

International: +1-213-992-4618

A live webcast of the call will be available on the Investors section of the Company’s website: https://www.dbv-technologies.com/investor-relations/. A replay of the presentation will also be available on DBV’s website after the event.

About DBV Technologies

DBV Technologies is a late-stage biopharmaceutical company developing treatment options for food allergies and other immunologic conditions with significant unmet medical need. DBV Technologies is currently focused on investigating the use of its proprietary VIASKIN® patch technology to address food allergies, which are caused by a hypersensitive immune reaction and characterized by a range of symptoms varying in severity from mild to life-threatening anaphylaxis. Millions of people live with food allergies, including young children. Through epicutaneous immunotherapy (EPIT), the VIASKIN® Peanut Patch is designed to introduce microgram amounts of a biologically active compound to the immune system through intact skin. EPIT is a new class of non-invasive treatment that seeks to modify an individual’s underlying allergy by re-educating the immune system to become desensitized to allergen by leveraging the skin’s immune tolerizing properties. DBV Technologies is committed to transforming the care of people with food allergies. The Company’s food allergy programs include ongoing clinical trials of VIASKIN® Peanut Patch in toddlers (1 through 3 years of age) and children (4 through 7 years of age) with peanut allergy.

DBV Technologies is headquartered in Châtillon, France, with North American operations in Warren, NJ. The Company’s ordinary shares are traded on segment B of Euronext Paris (DBV, ISIN code: FR0010417345) and the Company’s ADSs (each representing five ordinary shares) are traded on the Nasdaq Capital Market (DBVT – CUSIP: 23306J309).

For more information, please visit www.dbv-technologies.com and engage with us on X (formerly Twitter) and LinkedIn.

Forward Looking Statements

This press release may contain forward-looking statements and estimates, including statements regarding the therapeutic potential of VIASKIN® Peanut Patch and EPIT, DBV’s planned regulatory and clinical efforts including timing and results of communications with regulatory agencies, plans and expectations with respect to the submission of the BLA for VIASKIN® Peanut Patch for peanut allergic children 4-7 years of age, and the ability of any of DBV’s product candidates, if approved, to improve the lives of patients with food allergies. These forward-looking statements and estimates are not promises or guarantees and involve substantial risks and uncertainties. At this stage, DBV’s product candidates have not been authorized for sale in any country. Among the factors that could cause actual results to differ materially from those described or projected herein include uncertainties associated generally with research and development, clinical trials and related regulatory reviews and approvals, and DBV’s ability to successfully execute on its budget discipline measures. A further list and description of risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements in this press release can be found in DBV’s regulatory filings with the U.S. Securities and Exchange Commission (“SEC”), including in DBV’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 26, 2026, as amended by the Amendment No. 1 on Form 10-K/A filed with the SEC on April 30, 2026, and future filings and reports made with the SEC by DBV. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements and estimates, which speak only as of the date hereof. Other than as required by applicable law, DBV Technologies undertakes no obligation to update or revise the information contained in this Press Release.

VIASKIN is a registered trademark of DBV Technologies.

Investor Relations Contact

Jonathan Neely

DBV Technologies

jonathan.neely@dbv-technologies.com

Media Contact

Brett Whelan

DBV Technologies

brett.whelan@dbv-technologies.com